[EXECUTION VERSION]

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into this ___ day of November, 2011, by and among Green Star, Inc., a Texas corporation (“Green Star”), Fine Dining Club, Inc., a Texas corporation (“Fine Dining”), Blue Star Entertainment Inc., a Texas corporation (“Blue Star,” and collectively with Green Star and Fine Dining, the “Companies”), Thanasi Mantas, an individual (the “Seller”), RCI Dining Services (Stemmons), Inc., a Texas corporation (“RCI Stemmons”), and RCI Dining Services (Inwood), Inc., a Texas corporation (“RCI Inwood”) and RCI Dining Services (Stemmons 2), Inc., a Texas corporation (“RCI Dining,” and collectively with RCI Stemmons and RCI Inwood, the “Purchasers”). Adelphi Group Ltd., a Texas limited partnership (“Adelphi”), and PNYX Limited Partnership, a Texas limited partnership (“PNYX”), are parties and signatories to this Agreement as set forth herein.

WHEREAS, the Seller owns 100% of the shares of common stock of Green Star, Fine Dining and Blue Star;

WHEREAS, Green Star owns and operates an adult cabaret known as Silver City Cabaret (“Silver City”) located at 7501 N. Stemmons Freeway, Dallas, Texas 75247 (the “Silver City Premises”) pursuant to a Sexually Oriented Business license issued by the city of Dallas for 7501 N. Stemmons Freeway, Dallas, Texas;

WHEREAS, Fine Dining has a concession to provide alcohol sales and services to Green Star at the Silver City Premises;

WHEREAS, Blue Star holds a license to operate an adult cabaret at 1449 Inwood Road, Dallas, Texas 75247 (the “Blue Star Premises”) pursuant to a Sexually Oriented Business license issued by the city of Dallas for 1449 Inwood Road, Dallas, Texas;

WHEREAS, Adelphi owns the real properties commonly known as 7501 N. Stemmons Freeway, Dallas, Texas 75247 and 7600 John West Carpenter Freeway, Dallas, Texas 75247, and the improvements, including building and fixtures, located on the properties (collectively, the “Adelphi Real Property”) as more fully described on Exhibit “A” attached hereto and where the Silver City Club is located;

WHEREAS, PNYX owns the real properties commonly known as 7506 John West Carpenter Freeway, Dallas, Texas 75247 and 1449 Inwood Road, Dallas, Texas 75247, and the improvements, including building and fixtures, located on the properties (collectively, the “PNYX Real Property”) as more fully described on Exhibit “B” attached hereto;

WHEREAS, the Seller desires to sell his shares of common stock of Green Star to RCI Stemmons; his shares of common stock of Blue Star to RCI Inwood; and his shares of Fine Dining to RCI Dining, all on the terms and conditions set forth herein;

WHEREAS, RCI Stemmons desires to purchase the shares of common stock of Green Star; RCI Inwood desires to purchase the shares of common stock of Blue Star; and RCI Dining desires to purchase the shares of common stock of Fine Dining all on the terms and conditions set forth herein;

WHEREAS, the acquisitions of 100% of the shares of common stock of Green Star, Fine Dining and Blue Star by the Purchasers will sometimes be referred to collectively herein as the “Acquisition”.

WHEREAS, in connection with this Acquisition, (i) Adelphi desires to sell the Adelphi Real Property to RCI Holdings, Inc., a Texas corporation (“RCI Holdings”), a wholly owned subsidiary of Rick’s Cabaret International, Inc. (“Rick’s”), free and clear of all liens, claims or encumbrances, and (ii) PNYX desires to sell the PNYX Real Property to RCI Holdings, free and clear of all liens, claims or encumbrances; and

WHEREAS, RCI Holdings desires to purchase the Adelphi Real Property and the PNYX Real Property from Adelphi and PNYX, respectively.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE SHARES

Section 1.1   Sale of the Green Star Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Seller hereby agrees to sell, transfer, convey and deliver to RCI Stemmons all of the shares of common stock of Green Star, free and clear of all encumbrances, which represents all of the outstanding capital stock of Green Star (the “Green Star Shares”), and shall deliver to RCI Stemmons stock certificates representing the Green Star Shares, duly endorsed to RCI Stemmons.

Section 1.2   Sale of the Fine Dining Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller hereby agrees to sell, transfer, convey and deliver to RCI Dining all of the shares of common stock of Fine Dining, free and clear of all encumbrances, which represents all of the outstanding capital stock of Fine Dining (the “Fine Dining Shares”), and shall deliver to RCI Dining stock certificates representing the Fine Dining Shares, duly endorsed to RCI Dining.

Section 1.3   Sale of the Blue Star Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller hereby agrees to sell, transfer, convey and deliver to RCI Inwood all of the shares of common stock of Blue Star, free and clear of all encumbrances, which represents all of the outstanding capital stock of Blue Star (the “Blue Star Shares”), and shall deliver to RCI Inwood stock certificates representing the Blue Star Shares, duly endorsed to RCI Inwood.

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Section 1.4   Purchase Price. As consideration for the purchase of the Green Star Shares, the Fine Dining Shares and the Blue Star Shares (collectively, the “Shares”), the Purchasers shall pay to Seller aggregate consideration of $2,000,000 (the “Purchase Price”). The Purchase Price shall be payable at Closing, as follows:

(i)	RCI Stemmons shall pay or cause to be paid $1,400,000 to the Seller as consideration for the Green Star Shares pursuant to a promissory note (the “Green Star Note”) executed by RCI Stemmons;

(ii)	RCI Dining shall pay or cause to be paid $100,000 to the Seller as consideration for the Fine Dining Shares pursuant to a promissory note (the “Fine Dining Note”) executed by RCI Dining; and

(iii)	RCI Inwood shall pay or cause to be paid $500,000 to Seller as consideration for the Blue Star Shares pursuant to a promissory note (the “Blue Star Note”) executed by RCI Inwood,

The Green Star Note, the Fine Dining Note and the Blue Star Note are hereinafter collectively referred to as the “Purchasers’ Note”. Each of the Purchasers’ Notes shall bear interest, initially, at the rate of five and one-half percent (5 ½%) per annum, the terms and conditions of which are as follows:

(a)	Payments of interest only for months one (1) through twelve (12);

(b)
Thereafter, one hundred and nineteen (119) equal monthly installments of principal and interest, based upon a fifteen (15) year amortization schedule, with a balloon payment of all outstanding principal and interest due thereon on the one hundred and thirty second (132nd) month from the date of execution of the Blue Star Note, provided however, that the payee will have a one time right, effective the sixty-first (61st) month after the date of execution of the Blue Star Note, to adjust the existing interest rate from five and one-half percent (5.5%) to prime plus two and one-half percent (2.5%), but in no event to exceed nine percent (9%) per annum;

The Purchasers’ Notes shall contain, among other usual and customary default provisions, the following default provisions:

A.           A default under the Adelphi Promissory Note (as defined in Section 2.3(i) below) or the PNYX Promissory Note (as defined in Section 2.3(iii) below) or any of the Purchasers’ Notes will be deemed to be a default under all of the Purchasers’ Notes; and

B.           In the event that RCI Holdings or any of its affiliates, directly or indirectly, acquire any interest in any real property located within a 1,000 foot radius of the Adelphi Real Property or the PNYX Real Property and an application or “prospective” application for a sexually oriented business license for the acquired property is or has been filed with the City of Dallas, then such event will be deemed a default under the Purchasers’ Notes.

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The  Purchasers’ Notes shall also contain a provision that in the event that either RCI Stemmons or RCI Inwood is notified that there is a cause to suspend, revoke or not renew its then existing sexually oriented business license then they shall give written notice of same to Seller within ten (10) days and will undertake to keep Seller informed regarding the actions taken by either RCI Stemmons or RCI Inwood, respectively.

ARTICLE II
CLOSING

Section 2.1   The Closing. The closing of the transactions contemplated by this Agreement shall take place on the later of January 2, 2012 (the “Closing”), or five (5) business days after the Purchasers have obtained all required approvals and authorizations for (a) a revised RM Mixed Beverage License in the name of Fine Dining and/or such other entity as Purchasers may select reflecting the change in corporate control resulting from the sale of the Fine Dining Shares to RCI Dining for the sale of alcoholic beverages on the Silver City Premises located at 7501 N. Stemmons Freeway; (b) a sexually oriented business license issued by the City of Dallas for Suite A, 7501 N. Stemmons Freeway to operate an adult cabaret featuring adult topless entertainment in the name of Green Star, Inc. d/b/a Silver City based upon the revised application which reflects the sale of the Green Star Shares to RCI Stemmons; (c) a dance hall license issued by the City of Dallas for Suite A, 7501 N. Stemmons Freeway; and (d) if Purchasers so elect, a sexually oriented business license issued by the City of Dallas, Texas for 1449 Inwood Road to operate an adult cabaret featuring adult topless entertainment by Blue Star after a revised application has been filed to reflect the sale of shares to RCI Inwood (the “Closing Date”). With the assistance of Seller and Seller’s counsel, Purchasers shall file the necessary revised applications or the requests with the TABC and/or the City of Dallas on or before November 22, 2011 and shall diligently pursue same. The Closing will take place at the law office of Axelrod, Smith & Kirshbaum, 5300 Memorial Drive, Suite 700, Houston, Texas, 77007, or at such other place as agreed upon among the parties hereto. Notwithstanding the foregoing, in the event that the Purchasers are unable to obtain the approval and authorizations as set forth herein by February 1, 2012, then either party hereto may terminate this Agreement by giving written notice to the other parties as provided for in Section 12.2, and this Agreement shall be of no further force or effect.

Section 2.2   Delivery and Execution. At the Closing: (a) the Seller shall deliver to RCI Stemmons, RCI Dining and RCI Inwood certificates evidencing the Green Star Shares, the Fine Dining Shares and the Blue Star Shares, respectively, free and clear of any liens, claims, equities, charges, options, rights of first refusal or encumbrances, duly endorsed to the Purchasers or accompanied by duly executed stock powers in form and substance satisfactory to the Purchasers against delivery by the Purchasers to the Seller of payment in an amount equal to the Purchase Price of the shares being purchased in the manner set forth in Section 1.4 above; and (b) the Related Transactions (as defined below) shall be consummated concurrently with the Closing.

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Section 2.3   Related Transactions. In addition to the purchase and sale of the Shares, the following actions must take place contemporaneously at the Closing (collectively, the "Related Transactions"):

(i)
Sale of the Adelphi Real Property. At the Closing, Adelphi shall sell, transfer, convey and deliver by Special Warranty Deed, which will convey good and marketable title to the Adelphi Real Property to RCI Holdings, free and clear of liens, claims and encumbrances. As consideration for the purchase of the Adelphi Real Property, RCI Holdings shall pay to Adelphi at Closing (x) $300,000 by cashier’s check, certified funds or wire transfer and (y) $6,200,000 pursuant to a Secured Promissory Note (the “Adelphi Promissory Note”) executed by and obligating RCI Holdings, bearing interest, initially, at the rate of five and one-half percent (5.5%) per annum, the terms and conditions of which are as follows:

(a)	Payments of interest only for months one (1) through twelve (12);

(b)
Thereafter, one hundred and nineteen (119) equal monthly installments of principal and interest, based upon a fifteen (15) year amortization schedule, with a balloon payment of all outstanding principal and interest due thereon on the one hundred and thirty second (132nd) month from the date of execution of the Adelphi Promissory Note, provided however, that

(1)
The payee will have a one time right, effective the sixty-first (61st) month after the date of execution of the Adelphi Promissory Note, to adjust the existing interest rate from five and one-half percent (5.5%) to prime plus two and one-half percent (2.5%), but in no event to exceed nine percent (9%) per annum;

(2)
At the end of the forty-eighth (48th) month, the payee will have the right, with one hundred and eighty (180) days notice to the maker, to require a principal draw down payment of $500,000 (the “Initial Draw Down”); and

(3)
Thirty-six (36) months after the payment of the Initial Draw Down of principal, the payee will have the right, with one hundred and eighty (180) days notice to the maker, to require an additional principal draw down payment of $500,000.

In the event that any draw down principal payments are made, then the monthly principal and interest payments due thereafter will be adjusted to reflect the then outstanding principal balance of the Adelphi Promissory Note. The initial monthly payment for the Adelphi Promissory Note shall be due thirty (30) days after the date of Closing of the Acquisition, with each subsequent monthly payment due thereafter.

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The Adelphi Promissory Note shall be secured by the Adelphi Real Property as well as the Green Star Shares and the Fine Dining Shares. In addition, the Adelphi Promissory Note shall contain, among other usual and customary default provisions, the following default provisions:

(A)           A default under the PNYX Promissory Note or any of the Purchasers’ Notes will be deemed to be a default under the Adelphi Promissory Note; and

(B)           In the event that RCI Holdings or any of its affiliates directly or indirectly acquire any interest in any real property located within a 1,000 foot radius of the Adelphi Real Property and an application or “prospective” application for a sexually oriented business license for the acquired property is or has been filed with the City of Dallas, then such event will be deemed a default under the Adelphi Promissory Note, the PNYX Promissory Note and all of the Purchasers’ Notes.

The Adelphi Promissory Note shall also contain a provision that in the event that either RCI Stemmons or RCI Inwood is notified that there is a cause to suspend, revoke or not renew its then existing sexually oriented business license then they shall give written notice of same to Seller within ten (10) days and will undertake to keep Seller informed regarding the actions taken by either RCI Stemmons or RCI Inwood, respectively.

(ii)
Adelphi and RCI Holdings shall execute the Real Estate Purchase Agreement, which will provide for the terms and conditions for the conveyance of good and marketable title of the Adelphi Real Property, which Real Estate Purchase Agreement will be submitted to a title company mutually acceptable to RCI Holdings and Adelphi contemporaneously with the execution of this Agreement.

(iii)
Sale of the PNYX Real Property. At the Closing, PNYX shall sell, transfer, convey and deliver by Special Warranty Deed, which will convey good and marketable title to the PNYX Real Property to RCI Holdings, free and clear of liens, claims and encumbrances. As consideration for the purchase of the PNYX Real Property, RCI Holdings shall pay to PNYX at Closing (x) $1,200,000 by cashier’s check, certified funds, or wire transfer and (y) $2,300,000 pursuant to a Promissory Note (the “PNYX Promissory Note”) executed by and obligating RCI Holdings, bearing interest, initially, at the rate of five and one-half percent (5.5%) per annum, the terms and conditions of which are as follows:

(a)	Payments of interest only for months one (1) through twelve (12);

(b)
Thereafter, one hundred and nineteen (119) equal monthly installments of principal and interest, based upon a fifteen (15) year amortization schedule, with a balloon payment of all outstanding principal and interest due thereon on the one hundred and thirty second (132nd) month from the date of execution of the PNYX Promissory Note, provided however, that

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(1)
The payee will have a one time right, effective the sixty-first (61st) month after the date of execution of the PNYX Promissory Note to adjust the existing interest rate from five and one-half percent (5.5%) to prime plus two and one-half percent (2.5%), but in no event to exceed nine percent (9%) per annum;

(2)
At the end of the forty-eighth (48th) month, the payee will have the right, with one hundred and eighty (180) days notice to the maker, to require a principal draw down payment of $500,000 (the “Initial Draw Down”); and

(3)
Thirty-six (36) months after the payment of the Initial Draw Down of principal, the payee will have the right, with one hundred and eighty (180) days notice to the maker, to require an additional principal draw down payment of $500,000.

In the event that any draw down principal payments are made, then the monthly principal and interest payments due thereafter will be adjusted to reflect the then outstanding principal balance of the PNYX Promissory Note. The initial monthly payment for the PNYX Promissory Note will be due thirty (30) days after the date of Closing of the Acquisition, with each subsequent monthly payment due thereafter.

The PNYX Promissory Note shall be secured by the PNYX Real Property as well as the Blue Star Shares. In addition, the PNYX Promissory Note shall contain, among other usual and customary default provisions, the following default provisions:

(A)    A default under the Adelphi Promissory Note or any of the Purchasers’ Notes will be deemed to be a default under the PNYX Promissory Note; and

(B)    In the event that RCI Holdings or any of its affiliates directly or indirectly acquire any interest in any real property located within a 1,000 foot radius of the PNYX Real Property and an application or “prospective” application for a sexually oriented business license for the acquired property is or has been filed with the City of Dallas, then such event will be deemed a default under the PNYX Promissory Note and all of the Purchasers’ Notes.

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The PNYX Promissory Note shall also contain a provision that in the event that either RCI Stemmons or RCI Inwood is notified that there is a cause to suspend, revoke or not renew its then existing sexually oriented business license then they shall give written notice of same to Seller within ten (10) days and will undertake to keep Seller informed regarding the actions taken by either RCI Stemmons or RCI Inwood, respectively.

(iv)
PNYX and RCI Holdings shall execute the Real Estate Purchase Agreement, which will provide for the terms and conditions for the conveyance of good and marketable title of the PNYX Real Property, which Real Estate Purchase Agreement will be submitted to a title company mutually acceptable to RCI Holdings and PNYX contemporaneously with the execution of this Agreement.

(v)
Covenant Not to Compete. As partial consideration for the Purchasers entering into this Agreement, the Seller shall enter into a Non-Competition Agreement pursuant to the terms of which the Seller will agree for a period of five (5) years not to compete, either directly or indirectly, with the Purchasers, Green Star, Fine Dining, Blue Star or any of their affiliates, by owning, participating or operating an establishment featuring live female nude or semi-nude adult entertainment, whether serving alcoholic beverages or not, within Dallas County and all contiguous counties thereto. A copy of the form of Non-Competition Agreement is attached hereto as Exhibit 2.3(v).

(vi)
Termination of Existing Lease Agreements. Any lease agreements relating to the Adelphi Real Property and/or the PNYX Real Property will be terminated at Closing. All rights of Lessor under any such lease agreements shall remain Lessor’s sole property and likewise all liabilities under any such lease agreements shall remain Lessor’s sole obligation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER, GREEN STAR, FINE DINING AND BLUE STAR

The Seller, Green Star, Fine Dining and Blue Star, jointly and severally, hereby represent and warrant to the Purchasers as follows:

Section 3.1.	Organization, Good Standing and Qualification.

(a)           Each of the Companies (i) is a Texas corporation duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Seller, the Purchasers, Green Star, Fine Dining or Blue Star.

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(b)           At Closing, the authorized capital stock of Green Star consists of 100,000 shares of common stock, $.01 par value, of which 6,000 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by Green Star. All of the issued and outstanding shares of common stock of Green Star are owned by the Seller and are fully paid and non-assessable. None of the Green Star Shares issued are in violation of any preemptive rights. Green Star has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock. There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of Green Star, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating Green Star to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of Green Star.

(c)           At Closing, the authorized capital stock of Fine Dining consists of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by Fine Dining. All of the issued and outstanding shares of common stock of Fine Dining are owned by the Seller and are fully paid and non-assessable. None of the Fine Dining Shares issued are in violation of any preemptive rights. Fine Dining has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock. There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of Fine Dining, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating Fine Dining to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of Fine Dining.

(d)           At Closing, the authorized capital stock of Blue Star consists of 1,000 shares of common stock, no par value, of which 1,000 shares are validly issued and outstanding. There are no shares of preferred stock authorized or issued and there is no other class of capital stock authorized or issued by Blue Star. All of the issued and outstanding shares of common stock of Blue Star are owned by the Seller and are fully paid and non-assessable. None of the Blue Star Shares issued are in violation of any preemptive rights. Blue Star has no obligation to repurchase, reacquire, or redeem any of its outstanding capital stock. There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any shares of capital stock of Blue Star, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating Blue Star to issue any shares of its capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any shares of capital stock of Blue Star.

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Section 3.2             Subsidiaries.  None of the Companies have any subsidiaries.

Section 3.3            Ownership of the Shares. The Seller owns, beneficially and of record, all of the Shares of Green Star, Fine Dining and Blue Star free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances.

Section 3.4            Authorization. All corporate action on the part of Green Star, Fine Dining and Blue Star necessary for the authorization, execution, delivery and performance of this Agreement by Green Star, Fine Dining and Blue Star has been taken or will be taken prior to the Closing. Green Star, Fine Dining and Blue Star each have the requisite corporate power and authority to execute, deliver and perform this Agreement. This Agreement, when duly executed and delivered in accordance with its terms, will constitute a valid and binding obligation of Green Star, Fine Dining and Blue Star, enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, and other similar laws of general application relating to or affecting creditors’ rights and to general equitable principles.

Section 3.5            No Breaches or Defaults. The execution, delivery, and performance of this Agreement by the Companies does not: (i) conflict with, violate, or constitute a breach of or a default under any other outstanding agreements or the charter or bylaws of any of the Companies, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Shares, or (iii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller, Green Star, Fine Dining or Blue Star is a party or by which the Shares may be bound or affected. For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 3.6            Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of the Seller, Green Star, Fine Dining or Blue Star in connection with the execution and delivery by the Seller, Green Star, Fine Dining or Blue Star of this Agreement or the consummation and performance of the transactions contemplated hereby.

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Section 3.7            Pending Claims. Except as set forth in Exhibit 3.7, there is no claim, suit, arbitration, investigation, action, litigation or other proceeding, whether judicial, administrative or otherwise, now pending or, to the Seller’s, Green Star’s, Fine Dining’s or Blue Star’s knowledge, contemplated or threatened against the Seller, Green Star, Fine Dining or Blue Star before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any material effect upon the Seller, Green Star, Fine Dining or Blue Star or the transfer by the Seller to the Purchasers of the Shares under this Agreement, nor is there any basis known to the Seller, Green Star, Fine Dining or Blue Star for any such action. No litigation is pending, or, to the Seller’s, Green Star’s, Fine Dining’s or Blue Star’s knowledge, threatened against the Seller, Green Star, Fine Dining or Blue Star, or their assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated thereby or hereby. Neither the Seller, Green Star, Fine Dining nor Blue Star is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them or which would affect Green Star, Fine Dining or Blue Star or the Shares to be transferred under this Agreement.

Section 3.8            Taxes. Each of the Companies has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and have timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns. None of the Companies is delinquent in the payment of any tax or governmental charge of any nature. The Seller has no knowledge of any liability for any tax to be imposed by any taxing authorities as of the date of this Agreement and as of the Closing that is not adequately provided for. No assessments or notices of deficiency or other communications have been received by the Seller or any of the Companies with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return. None of the federal, state, foreign and local tax returns of any of the Companies has been audited by any taxing authority. The Seller has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against any of the Companies for any period, nor of any basis for any such assessment, adjustment or contingency. There are no agreements between any of the Companies and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 3.9            Financial Statements. The Seller and each of the Companies has or will deliver to the Purchasers the unaudited balance sheets of each of the Companies as of September 30, 2011, together with the related unaudited statements of income, for the periods then ended (collectively referred to as the “Financial Statements”). Such Financial Statements, including the related notes, are in accordance with the books and records of each of the Companies and fairly represent the financial position of each of the Companies and the results of operations and changes in financial position of each of the Companies as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis. Except as, and to the extent reflected or reserved against in the Financial Statements, each of the Companies, as of the date of the Financial Statements, has no material liability or obligation of any nature, whether absolute, accrued, continued or otherwise, not fully reflected or reserved against in the Financial Statements.

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Section 3.10          No Material Adverse Change. Since the dates of the Financial Statements, each of the Companies has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a material adverse effect upon the assets, properties or business or the financial condition or other operations of any of the Companies; (ii) acquisition or disposition of any material asset by any of the Companies or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business; (iii) material change in any of the Companies’ accounting principles, practices or methods; (iv) incurrence of any material indebtedness or lending of money to any person or entity; (v) acceleration, termination, modification or cancellation or any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $5,000, either individually or in the aggregate to which any of the Companies is a party; or (vi) delay or postponement in the payment of any accounts payable or other liabilities.

Section 3.11          Labor Matters. None of the Companies is a party or otherwise subject to any collective bargaining agreement with any labor union or association. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against any of the Companies any labor disputes, strikes or work stoppages. To the best of Seller’s and each of the Companies’ knowledge, each of the Companies is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to their knowledge, is not engaged in any unfair labor practices. Neither the Companies nor the Seller is aware of any claim of alleged misclassification of entertainers as independent contractors by any individual or government agency. None of the Companies is a party to any written or oral contract, agreement or understanding for the employment of any officer, director or employee of any of the Companies.

Section 3.12          Compliance with Laws. Each of the Companies is, and at all times prior to the date hereof has been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of such company. Neither the Seller nor any of the Companies has any basis to expect, nor has is received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by such company. Exhibit 3.12 sets forth all licenses and permits held by each of the Companies used in the operation of its businesses, all of which are in good standing and in effect as of the Closing Date. These licenses and permits represent all of the licenses and permits required by each of the Companies for the operation of its business.

Section 3.13          Title to Properties; Encumbrances. Each of the Companies has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, that are material to the condition (financial or otherwise), business, operations or prospects of such company, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature, except (i) as disclosed in the Financial Statements of the Companies, (ii) statutory liens not yet delinquent, and (iii) such liens consisting of zoning or planning restrictions, imperfections of title, easements and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of the property or assets subject thereto or affected thereby. At the time of Closing, the assets of each of the Companies will include, but will not be limited to, the assets set forth in each of the Companies’ 2010 corporate income tax return, along with all equipment and fixtures located on the Silver City Premises as of the Closing Date.

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Section 3.14          No Liabilities. As of the Closing Date, each of the Companies does not and will not have any obligation or liability (contingent or otherwise) or unpaid bill to any third party except as expressly set forth herein in Exhibit 3.7 and Article X.

Section 3.15          Contracts and Leases. Except as disclosed on Exhibit 3.15, each of the Companies does not (i) have any leases of personal property relating to the assets of such company, whether as lessor or lessee and (ii) have any contractual or other obligations relating to the assets of such company, whether written or oral. Each of the Companies has not given any power of attorney to any person or organization for any purpose relating to the business or assets of such company. Green Star has an existing real estate lease agreement with Adelphi covering the real property where Silver City operates its adult entertainment cabaret located at Suite A, 7501 N. Stemmons Freeway, Dallas, Texas 75247. Blue Star has an existing real estate lease agreement with PNYX covering the real property located at 1449 Inwood Road, Dallas, Texas 75247. Each of the Companies shall provide to the Purchasers prior to Closing each and every contract, lease or other document relating to its assets to which it is subject or is a party or a beneficiary. To the Seller’s and the Companies’ knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of Green Star, Fine Dining or Blue Star and the other respective parties thereto and are enforceable in accordance with their terms. The Seller and the Companies have no knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents. Neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the financial condition of any of the Companies or the operation of Silver City after Closing.

Section 3.16          No Pending Transactions. Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 2.3 herein, neither the Seller nor any of the Companies is a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in: (i) the sale, merger, consolidation or recapitalization of any of the Companies; (ii) the sale of any of the assets of any of the Companies; (iii) the sale of any outstanding capital stock or other securities of any of the Companies; (iv) the acquisition by any of the Companies of any operating business or the capital stock of any other person or entity; (v) the borrowing of money; (vi) any agreement with any of the respective officers, managers or affiliates of any of the Companies; or (vii) the expenditure of more than $5,000, in the aggregate, or the performance by any of the Companies extending for a period more than one year from the date hereof, other than in the ordinary course of business.

Section 3.17          Material Agreements; Action. Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 2.3 herein, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Seller or any of the Companies are a party or by which they are bound that involve or relate to (i) any of the respective officers, directors or stockholders of any of the Companies or (ii) covenants of the Seller or any of the Companies not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with any of the Companies in any line of business or in any geographical area.

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Section 3.18          Insurance Policies. Copies of all insurance policies maintained by any of the Companies will be delivered to the Purchasers prior to Closing. The policies of insurance held by any of the Companies are in such amounts, and insure against such losses and risks, as each of the Companies reasonably deems appropriate for its property and business operations. All such insurance policies are in full force and effect, and all premiums due thereon have been paid. Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.

Section 3.19          No Default. Neither the Seller nor any of the Companies is in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of any of the Companies, and there has been no default in any material obligation to be performed by the Seller or any of the Companies under any other contract, lease, agreement, commitment or undertaking to which any of the Companies is a party or by which it or its assets or properties are bound, nor has the Seller or any of the Companies waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 3.20          Books and Records. The books of account, minute books, stock record books and other records of each of the Companies, all of which will be made available to the Purchasers prior to Closing, are and will be accurate and complete and have been maintained in accordance with sound business practices. Upon Closing, all books and records will be in the possession of the Purchasers.

Section 3.21          Banks and Brokerage Accounts. Exhibit 3.21 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any of the Companies has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives having signatory power with respect thereto.

Section 3.22          Environmental. To the best of the Seller’s and the Companies’ knowledge, the Silver City Premises is not in violation of any state, local or federal statutes, laws, regulations, ordinances or rules pertaining to health or the environment requirements affecting the Silver City Premises. Neither the Seller, Green Star nor Fine Dining has received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the ownership or occupation of the Silver City Premises, and there is no basis known to the Seller, Green Star or Fine Dining for any such action.

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Section 3.23          Notices. Neither the Seller nor the Companies or any representative of the Seller or the Companies have received any written notice (i) from any insurance companies, governmental agencies or from any other parties of any condition, defects or inadequacies with respect to the Silver City Premises which, if not corrected, would result in termination of insurance coverage or increase its cost, (ii) from any governmental agencies or any other third parties with respect to any violations of any building codes and/or zoning ordinances or any other governmental laws, regulations or orders affecting the Silver City Premises, including, without limitation, the Americans With Disabilities Act, (iii) of any pending or threatened condemnation proceedings with respect to the Silver City Premises, or (iv) of any proceedings which could or would cause the change, redefinition or other modification of the zoning classification of the Silver City Premises.

Section 3.24          Proceedings Relating to the Silver City Premises. Except as set forth in Exhibit 3.24, there is no pending, or to the best knowledge of the Seller or the Companies or any representative of the Seller or the Companies, contemplated or threatened judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Silver City Premises or any portion thereof, including, without limitation, proceedings for or involving tenant evictions, collections, condemnations, eminent domain, alleged building code or zoning violations, personal injuries or property damage alleged to have occurred on the Silver City Premises or by reason of the use and operation of the Silver City Premises, or written notice of any attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws pending or threatened against the Seller or the Companies or the Silver City Premises itself, or the taking of the Silver City Premises for public needs.

Section 3.25          Public Improvements. None of the Seller, the Companies or any representative of the Seller or the Companies has knowledge of any existing or proposed public improvements which involve or which may result in any charge being levied or assessed against the Silver City Premises or which will or could result in the creation of any lien upon the Silver City Premises or any part thereof.

Section 3.26          Certificates. To the best knowledge of the Seller, the Companies or any representative of the Seller or the Companies, all certificates of occupancy, licenses, permits, authorizations and approvals required by law or by any governmental authority having jurisdiction over the Silver City Premises have been obtained and are in full force and effect.

Section 3.27          Material Defect. To the best knowledge of the Seller, the Companies or any representative of the Seller or the Companies, there are no material defects to the Silver City Premises which have not been disclosed in writing to the Purchaser.

Section 3.28          Flooding. To the best knowledge of the Seller, the Companies or any representative of the Seller or the Companies no flooding has occurred on the Silver City Premises.

Section 3.29          Necessary Permits and Licenses. Except for (a) a revised RM Mixed Beverage License in the name of Fine Dining and/or such other entity as Purchasers may select reflecting the change in corporate control resulting from the sale of the Fine Dining Shares to RCI Dining for the sale of alcoholic beverages on the Silver City Premises located at 7501 N. Stemmons Freeway; (b) a sexually oriented business license issued by the City of Dallas for Suite A, 7501 N. Stemmons Freeway to operate an adult cabaret featuring adult topless entertainment in the name of Green Star, Inc. d/b/a Silver City based upon the revised application which reflects the sale of the Green Star Shares to RCI Stemmons; (c) a dance hall license issued by the City of Dallas for Suite A, 7501 N. Stemmons Freeway and (d) a sexually oriented business license issued by the City of Dallas, Texas for 1449 Inwood Road to operate an adult cabaret by Blue Star after a revised application has been filed to reflect the sale of shares to RCI Inwood, there are no other specialized licenses or permits required to allow the Purchasers to operate, conduct and manage their business in a manner identical to the operation, conduct and management presently conducted on the Silver City Premises and on the Blue Star Premises.

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Section 3.30          Disclosure. No representation or warranty of the Seller or any of the Companies contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 3.31          Employee Benefit Plans. None of the Companies is a party to any employee-benefit plan.

Section 3.32          Brokerage Commission. No broker or finder has acted on behalf of the Seller or any of the Companies in connection with this Agreement or the transactions contemplated hereby and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of the Sellers or any of the Companies.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby makes the following representations and warranties to the Purchasers, which representations and warranties shall be true and correct on the date hereof and on and as of the Closing Date:

Section 4.1            Ownership of the Shares. The Seller owns, beneficially and of record, all of the Shares, free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. The Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority. Upon the transfer of the Shares to the Purchasers as contemplated herein, the Purchasers will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (except those imposed by applicable securities laws).

Section 4.2            Authorization. The Seller represents that he is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for himself and his spouse. All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken, or will be taken by him prior to the Closing Date. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of the Seller enforceable against him in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

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Section 4.3            Consents. No consent, approval or authorization of, or designation, declaration or filing with, any other person or entity (other than governmental entities) is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 4.4            No Solicitation or Pending Transactions. Except for the transactions contemplated by this Agreement, the Seller is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in the sale of any of the Shares. The Seller agrees that from the date of his execution of this Agreement until the Closing Date, he will not offer to sell or solicit any offer to purchase or engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner the actual or potential sale, transfer, encumbrance, pledge, collateralization or hypothecation of the Shares, or any assets of any of the Companies. The Seller hereby agrees to advise the Purchasers of any contact from any third party regarding the acquisition of the Shares or other investment in any of the Companies, or of any contact which would relate to the transactions contemplated by this Agreement.

Section 4.5            Disclosure. No representation or warranty of the Seller contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein in light of the circumstances under which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASERS

The Purchasers hereby represent and warrant, jointly and severally, to the Seller and the Companies as follows:

Section 5.1            Organization, Good Standing and Qualification. Each of the Purchasers (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to the Purchasers.

Section 5.2            Authorization. All corporate action on the part of each of the Purchasers necessary for the authorization, execution, delivery and performance of this Agreement by it has been taken and will be taken prior to Closing. Each of the Purchasers has the requisite corporate power and authority to execute, deliver and perform this Agreement. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of each of the Purchasers enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

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Section 5.3            No Breaches or Defaults. The execution, delivery, and performance of this Agreement by each of the Purchasers does not: (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which either of the Purchasers is a party.

Section 5.4            Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of either of the Purchasers in connection with the execution and delivery by the Purchasers of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

Section 5.5            Disclosure. No representation or warranty of either of the Purchasers contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 5.6            Brokerage Commission. No broker or finder has acted on behalf of the Purchasers in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder’s fee or compensation in respect thereto based in any way on agreements, arrangements or understandings made by or on behalf of either of the Purchasers.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF ADELPHI AND PNYX

Adelphi and PNYX hereby represent and warrant, jointly and severally, to the Purchasers as follows:

Section 6.1             Organization, Good Standing and Qualification.  Each of Adelphi and PNYX (i) is a Texas limited partnership duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to either Adelphi or PNYX.

Section 6.2            Authorization. All action on the part of each of Adelphi and PNYX necessary for the authorization, execution, delivery and performance of this Agreement by it has been taken and will be taken prior to Closing. Each of Adelphi and PNYX has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of each of Adelphi and PNYX enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

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Section 6.3            No Breaches or Defaults. The execution, delivery, and performance of this Agreement by each of Adelphi and PNYX does not: (i) conflict with, violate, or constitute a breach of or a default under or (ii) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which either of Adelphi and PNYX is a party.

Section 6.4            Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of either of Adelphi and PNYX in connection with the execution and delivery by Adelphi and PNYX of this Agreement or the consummation and performance of the transactions contemplated hereby other than as required under the federal securities laws.

Section 6.5            Disclosure. No representation or warranty of either of Adelphi and PNYX contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII
CONDITIONS TO CLOSING OF
SELLER AND THE COMPANIES

Each obligation of the Seller and each of the Companies to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VII, except to the extent that such satisfaction is waived by the Seller and the Companies in writing.

Section 7.1             Representations and Warranties Correct. The representations and warranties made by each of the Purchasers contained in this Agreement will be true and correct as of the Closing Date.

Section 7.2            Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing Date will have been performed or complied with in all respects.

Section 7.3            Delivery of Certificate. Each of the Purchasers shall provide to the Seller and the Companies certificates, dated the Closing Date and signed by the President of each of the Purchasers, to the effect set forth in Section 7.1 and 7.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

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Section 7.4            Payment of Purchase Price. The Purchasers shall have tendered the Purchase Price for the Shares as referenced in Section 1.3 to the Seller concurrently with the Closing.

Section 7.5            Related Transactions. The Related Transactions set forth in Section 2.3 will be consummated concurrently with the Closing.

Section 7.6            Corporate Resolutions. Each of the Purchasers shall provide corporate resolutions of the Board of Directors of each of the Purchasers which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 7.7            Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against either of the Purchasers.

ARTICLE VIII
CONDITIONS TO CLOSING OF
THE PURCHASERS

Each obligation of each of the Purchasers to be performed on the Closing Date will be subject to the satisfaction of each of the conditions stated in this Article VII, except to the extent that such satisfaction is waived by each of the Purchasers in writing.

Section 8.1            Representations and Warranties Correct. The representations and warranties made by the Seller and each of the Companies hereof shall be true and correct as of the Closing Date.

Section 8.2           Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Seller and each of the Companies on or prior to the Closing Date will have been performed or complied with in all respects.

Section 8.3            Delivery of Certificate. The Seller and each of the Companies will each provide to the Purchasers certificates, dated the Closing Date and signed by the Seller and by the President of each of the Companies, respectively, to the effect set forth in Section 8.1 and 8.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 8.4           Delivery of Shares. The Seller shall have delivered certificates evidencing the Shares of the Companies duly endorsed to the Purchasers or accompanied by duly executed stock powers in form and substance satisfactory to the Purchasers.

Section 8.5           Corporate Resolutions. Each of the Companies shall provide to the Purchasers a corporate resolution of the Board of Directors of each of the Companies which approve all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

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Section 8.6            Consents; Status of Permits and Licenses. The Purchasers shall have obtained all required approvals and authorizations to conduct their business as is presently being conducted on the Silver City Premises and the Blue Star Premises by the Companies, including (a) a revised RM Mixed Beverage License in the name of Fine Dining and/or such other entity as Purchasers may select reflecting the change in corporate control resulting from the sale of the Fine Dining Shares to RCI Dining for the sale of alcoholic beverages on the Silver City Premises located at 7501 N. Stemmons Freeway; (b) a sexually oriented business license issued by the City of Dallas for Suite A, 7501 N. Stemmons Freeway to operate an adult cabaret featuring adult topless entertainment in the name of Green Star, Inc. d/b/a Silver City based upon the revised application which reflects the sale of the Green Star Shares to RCI Stemmons; (c) a dance hall license issued by the City of Dallas for Suite A, 7501 N. Stemmons Freeway and (d)if Purchasers so elect, a sexually oriented business license issued by the City of Dallas, Texas for 1449 Inwood Road to operate an adult cabaret by Blue Star after a revised application has been filed to reflect the sale of shares to RCI Inwood.

Section 8.7            Related Transactions. The Related Transactions set forth in Section 2.3 will be consummated concurrently with the Closing.

Section 8.8            Ability to Audit. Within the Due Diligence Period, the financial records of each of the Companies will be maintained and exist in such a manner as to allow for a certified audit as determined by the Purchasers.

Section 8.9            Satisfactory Diligence. Within the Due Diligence Period (as defined in Section 9.2 below), each of the Purchasers will have concluded its due diligence investigation of the Companies and the business of Silver City and the Companies’ respective assets and properties and all other matters related to the foregoing, and will be satisfied, in their sole discretion, with the results thereof.

Section 8.10          Resignations. All of the officers and directors of each of the Companies shall have provided to the Purchasers their written resignations.

Section 8.11          Termination of Existing Leases. Any and all existing leases for the Silver City Premises or the Blue Star Premises will have been terminated.

Section 8.12          No Liabilities Outstanding. None of the Companies will have any obligations or liabilities (contingent or otherwise) or unpaid bill to any third party as of the Closing Date.

Section 8.13         Absence of Proceedings. No action, suit or proceeding by or before any court or any governmental or regulatory authority will have been commenced and no investigation by any governmental or regulatory authority will have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against any of the Companies or any of their assets.

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ARTICLE IX
COVENANTS OF THE SELLER
AND THE COMPANIES

Section 9.1            Stand Still. To induce the Purchasers to proceed with this Agreement, the Seller and each of the Companies agree that until the Closing Date or the termination of this Agreement, no representative of any of the Companies or any representative of the Seller will offer to sell or solicit any offer to purchase or engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner the actual or potential sale, transfer, encumbrance, pledge, collateralization or hypothecation of any ownership interest in or assets of the any of the Companies or Silver City. The Seller and each of the Companies hereby agree to advise the Purchasers of any contact from any third party regarding the acquisition or other investment in any of the Companies, or of any contact which would relate to the transactions contemplated by this Agreement.

Section 9.2            Access; Due Diligence. Between the date of this Agreement and January 2, 2012 (the “Due Diligence Period”), the Seller shall cause each of the Companies to (a) provide the Purchasers and their authorized representatives reasonable access to all its plants, offices, warehouse and other facilities and properties, and to its books and records; (b) permit the Purchasers to make inspections thereof; and (c) cause its officers and advisors to furnish the Purchasers with such financial and operating data and other information with respect to its business and properties and to discuss with the Purchasers and their authorized representatives its affairs as the Purchasers may from time to time reasonably request.

Section 9.3            Conduct of Business. From the date of the execution hereof until the Closing Date, each of the Companies shall operate itself and Silver City in the ordinary course consistent with past practices, and:

(a)
None of the Companies will authorize, declare, pay or effect any dividends or liquidate or distribute any common stock or other equity interest or undertake any direct or indirect redemption, purchase or other acquisition of any equity interest;

(b)
None of the Companies will make any changes in its condition (financial or otherwise), liabilities, assets, or business or in any of its business relationships, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a material adverse effect on it;

(c)
None of the Companies will increase the salary or other compensation payable or to become payable by it to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by it of a bonus or other additional salary or compensation to any such person except in the normal course of business, consistent with its past practices;

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(d)	None of the Companies will sell, lease, transfer or assign any of their assets, tangible or intangible, other than inventory for a fair consideration, in the ordinary course of business;

(e)
None of the Companies will accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000, either individually or in the aggregate, to which it is a party, absent the consent of the respective Purchaser;

(f)	None of the Companies will make any loans to any person or entity, or guarantee any loan, absent the consent of the Purchasers;

(g)	None of the Companies will waive or release any right or claim held by it, absent the consent of the Purchasers;

(h)
Each of the Companies will operate its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of their employees and to preserve their goodwill and relationships with suppliers, creditors, customers, and others having business relationships with them;

(i)	None of the Companies will issue any note, bond or other debt security or create, incur or assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations;

(j)	None of the Companies will delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

(k)	None of the Companies will make any loan to, enter into an employment agreement with, or enter into any other transaction with, any of its directors, officers, and employees;

(l)	None of the Companies will make any change in any method, practice, or principle of accounting involving its business or assets;

(m)
None of the Companies will issue, sell or otherwise dispose of any of its capital stock or create, sell or dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity interests;

(n)	None of the Companies will reclassify, split up or otherwise change any of its common stock or capital structure;

(o)	None of the Companies will be a party to any merger, consolidation or other business combination; and

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(p)
Each of the Companies shall perform in all material respects all of its obligations under material contracts, leases and other documents relating to or affecting any of its assets, property or its business or the business of Silver City.

ARTICLE X
TAX COVENANTS; CLOSING ADJUSTMENTS

Section 10.1	Tax Covenants.

(a)           The Seller shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold each of the Companies and Purchasers harmless from and against any and all federal, state and local income and property (real and personal) taxes, including penalties and interest, if any, thereon, and for any taxes or obligations or liabilities that may be due pursuant to the Patron Tax, which Patron Tax was implemented by the Texas legislature, or any obligations or liabilities pursuant to any amendments or legislation passed in connection therewith relating to the obligation of any of the Companies to make payment of the Patron Tax (individually, a “Tax” and collectively, “Taxes”) that may be imposed on or assessed against any of the Companies and/or Purchasers on account of taxes imposed upon any of the Companies or its assets prior to the Closing Date, including all taxes due on income received by any of the Companies prior to the Closing Date and real property taxes due under any lease agreement for the Silver City Premises. The Seller shall also pay or cause to be paid and shall indemnify and hold harmless each of the Companies and Purchasers against all losses, damages and reasonable third party costs and expenses (including reasonable attorney, accountant and expert witness fees and disbursements) (“Related Costs”) incurred in connection with the Taxes for which the Seller indemnifies each of the Companies and Purchasers pursuant to this Section 10.1 (a)(or any asserted deficiency, claim demand or assessment, including the defense or settlement thereof) or the enforcement of this Section 10.1(a). Any payment required to be made by the Seller pursuant to this Section 10.1(a) shall be made within 30 days of written notice from the Purchasers.

(b)           The Purchasers shall be responsible for, and shall pay or cause to be paid, and shall indemnify and hold the Seller harmless from and against, any and all Taxes that may be imposed on or assessed against the Seller on account of Taxes imposed on any of the Companies or its assets following the Closing Date, including all taxes due on income received by any of the Companies beginning after the Closing Date. The Purchasers shall also pay or cause to be paid and shall indemnify and hold harmless the Seller from and against all Related Costs of the Sellers incurred in connection with the Taxes for which the Purchasers indemnify the Seller pursuant to this Section 10.1(b) (or any asserted deficiency, claim, demand or assessment, including the defense or settlement thereof) or the enforcement of this Section 10.1(b). Any payment required to be made by the Purchasers pursuant to this Section 10.1(b) shall be made within 30 days of written notice from the Seller.

(c)           For purposes of this Article X, Taxes for the period up to and including the Closing Date (“Sellers’ Taxes”) shall be determined on the basis of an interim closing of the books as of the Closing Date; provided, however, that in the case of any Tax not based on income or receipts, such Sellers’ Taxes shall be equal to the amount of such Tax for the taxable year multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable year through the day prior to the Closing Date, and the denominator of which shall be the number of days in the taxable year.

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(d)           The Purchasers shall be responsible for filing or causing to be filed all tax returns required to be filed by or on behalf of the Companies after the Closing Date (other than tax returns for periods ending on or before the Closing Date but not due until after the Closing Date).

(e)           The Seller and the Purchasers shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information and personnel as may be reasonably required for the payment of any estimated Taxes and the preparation of any tax returns required to be prepared hereunder. The Seller and the Purchasers shall make available to the other, as reasonably requested, all information, records or documents in their possession relating to Tax liabilities of any of the Companies for all taxable periods thereof ending on, before or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable Tax statute of limitations or extensions thereof; provided, however, that if a proceeding has been instituted for which the information, records or documents are required prior to the expiration of the applicable statute of limitations, then such information, records or documents shall be retained until there is a final determination with respect to such proceeding.

(f)            The Purchasers and the Seller shall promptly notify each other in writing upon receipt by the Purchasers or the Seller, as the case may be, of any notice of any tax audits of or assessments against any of the Companies for taxable periods ending on or before the Closing Date. The failure of one party promptly to notify the other party of any such audit or assessment shall not forfeit the right to indemnity except to the extent that a party is materially prejudiced as a result. The Purchasers shall have the right to represent any of the Companies’ interests in any tax proceeding relating to such tax audits or assessments and to employ counsel of its choice at its expense provided, however, that the Seller may, at his own cost and expense, participate in such proceedings relating to such tax audits or assessments. The Purchasers, on the one hand, and the Seller, on the other, each agree to cooperate fully with the other and its or their respective counsel in the defense against or compromise of any claim in any tax proceeding.

(g)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, all obligations under this Article X will survive the Closing hereunder and continue until 30 days following the expiration of the statute of limitations on assessment of the relevant Tax.

Section 10.2          Closing Adjustments. The Seller, each of the Companies and each of the Purchasers agree that there will be an adjustment made within ninety (90) days of the Closing Date to adjust for any liabilities that are found to exist of any of the Companies as of the Closing Date so that the Seller shall be responsible and liable to the Purchasers for the liabilities of the Companies that exist as of the Closing Date, less any credit which the Seller would be entitled to for cash on hand, credit card receivables or pro rata portion of prepaid items.

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ARTICLE XI
INDEMNIFICATION

Section 11.1          Indemnification from Seller, Adelphi and PNYX. Seller, Adelphi and PNYX jointly and severally agree to and shall indemnify, defend (with legal counsel reasonably acceptable to the Purchasers), and hold each of the Purchasers, its officers, directors, employees, affiliates, parent, agents, legal counsel, successors and assigns (collectively, the "Purchaser Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys= fees and costs of any suit related thereto) suffered or incurred by any of the Purchaser Group arising from: (a) any misrepresentation by, or breach of any covenant or warranty of the Seller or the Companies contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by Seller or any of the Companies hereunder; (b) any nonfulfillment of any agreement on the part of the Seller or any of the Companies under this Agreement; (c) any liability or obligation due to any third party by any of the Companies incurred at or prior to the Closing Date; (d) any suit, action, proceeding, claim or investigation against the Purchasers which arises from or which is based upon or pertaining to Seller’s or any of the Companies’ conduct or the operation or liabilities of the business of any of the Companies prior to the Closing Date, including, but not limited to any claim of alleged misclassification of entertainers as independent contractors by any individual or governmental agency or any other claim alleging violations of any labor laws by any individual or government agency or (e) any suit, action, proceeding, claim or investigation against any of the Purchaser Group arising out of or resulting in any claims by any landlord that the any of the Companies failed to fulfill any of its obligations under any lease agreement at any time prior to the Closing Date of this Agreement.

Section 11.2          Indemnification from Purchasers. The Purchasers, jointly and severally, agree to and shall indemnify, defend (with legal counsel reasonably acceptable to the Seller) and hold the Seller and his affiliates, agents, legal counsel, successors and assigns (collectively, the "Seller Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonable attorneys’ fees and costs of any suit related thereto) suffered or incurred by any of the Seller Group, arising from (a) any misrepresentation by, or breach of any covenant or warranty of any of the Purchasers contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser hereunder; (b) any nonfulfillment of any agreement on the part of any of the Purchasers under this Agreement; (c) any liability or obligation due to any third party by any of the Companies which arose from any activities which occurred subsequent to the Closing Date; or (d) any suit, action, proceeding, claim or investigation against the Seller which arises from or which is based upon or pertaining to the Purchasers’ conduct or the operation of the business of any of the Companies and occurred subsequent to the Closing Date.

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Section 11.3          Defense of Claims. If any lawsuit, enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, but the fees and expenses of such counsel shall be at the expense of such indemnified party, except to the extent that (i) the employment thereof has been specifically authorized by the indemnifying party in writing, (ii) the indemnifying party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict of any material issue between the position of the indemnifying party and the position of such indemnified party, in which case the indemnifying party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 11.4          Default of Indemnification Obligation. If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys= fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 11.5          Right to Offset. In the event that any of the Companies or the Purchasers are entitled to indemnification in accordance with Article X, Section 11.1 and/or Section 11.3 hereof, including the payment by the Purchasers of any debts of liabilities resulting from the purchase of the Shares which were incurred prior to the Closing Date, including any obligations or liabilities to pay the Patron Tax, then Purchasers, the Companies or RCI Holdings, an affiliate of the Purchasers, who has entered into certain Related Transactions contemporaneously with the Closing of the Acquisition, shall have the right to offset any such amount from any obligations that are then due and payable to either the Seller or Adelphi or PNYX. Notwithstanding the foregoing, neither the Companies nor the Purchasers may effect any settlement or compromise of any tax liability which would be owed by Seller as set forth in Article X for which the Companies or the Purchasers would be entitled to a right of offset under this Section 11.5 without the prior written consent of the Seller.

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Section 11.6          Survival of Representations and Warranties. The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending thirty-six (36) months from the Closing Date (“Survival Date”). Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date. Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

ARTICLE XII
MISCELLANEOUS

Section 12.1          Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 12.2          Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	If to the Seller:	Thanasi Mantas
7203 John Carpenter Freeway
Dallas, Texas 75247

	with a copy to:	Roger Albright
3301 Elm Street
Dallas, Texas 75226-2562

(b)	If to Green Star,	Green Star, Inc.
	Fine Dining or	Fine Dining Club, Inc.
	Blue Star:	Blue Star Entertainment, Inc.
Attn: Thanasi Mantas, President
7203 John Carpenter Freeway
Dallas, Texas 75247

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	with a copy to:	Roger Albright
3301 Elm Street
Dallas, Texas 75266-2562

(c)	If to Adelphi or PNYX:	7203 John Carpenter Freeway
Dallas, Texas 75247

	With copy to:	Roger Albright
3301 Elm Street
Dallas, Texas 75226-2562

(d)	If to RCI Stemmons,	RCI Dining Services (Stemmons), Inc.
	RCI Inwood or	RCI Dining Services (Inwood), Inc.
	RCI Dining:	RCI Dining Services (Stemmons 2), Inc.
Attn: Eric Langan, President
10959 Cutten Road
Houston, Texas 77066

	with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

A notice or communication will be effective (i) if delivered in Person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 12.3          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 12.4          Assignment; Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 12.5          Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

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Section 12.6          Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 12.7          Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to principles of conflict of laws. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Harris County, Texas.

Section 12.8          Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 12.9          Costs and Expenses. Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 12.10        Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 12.11        No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any person (specifically including any employees of The Company) or any entity that is not a party to this Agreement.

Section 12.12        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 12.13        Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

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Section 12.14        Exhibits Not Attached. Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 12.15        Termination of Agreement. This Agreement shall terminate and be of no force and effect and all other agreements executed herewith shall be of no force and effect if: (i) the transactions contemplated by this Agreement are not consummated on or before February 1, 2012, unless all of the parties hereto agree in writing to extend the Agreement or (ii) all of the parties agree in writing to terminate this Agreement sooner.

Section 12.16        Attorney Review - Construction. In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 12.17        Gender. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement to become effective as of the date first set forth above.

RCI DINING SERVICES (STEMMONS), INC.

/s/ Eric Langan
By: Eric Langan, President

RCI DINING SERVICES (INWOOD), INC.

/s/ Eric Langan
By: Eric Langan, President

RCI DINING SERVICES (STEMMONS 2), INC.

/s/ Eric Langan
By: Eric Langan, President

GREEN STAR, INC.

/s/ Thanasi Mantas
By: Thanasi Mantas, President

FINE DINING CLUB, INC.

/s/ Thanasi Mantas
By: Thanasi Mantas, President

BLUE STAR ENTERTAINMENT, INC.

/s/ Thanasi Mantas
By: Thanasi Mantas, President

SELLER:

By:	/s/ Thanasi Mantas
Thanasi Mantas, Individually

ADELPHI GROUP LTD.

By:	/s/ Alexi Mantas
Althkos, Inc., General Partner
	By:	Alexi Mantas, President

PNYX LIMITED PARTNERSHIP

By:	/s/ Alexi Mantas
Althkos, Inc., General Partner
	By:	Alexi Mantas, President

EXHIBIT “A”

Address: 7501 North Stemmons Freeway   Dallas, Texas 75247

BEING, a part of the James McLaughlin Survey, Abstract No. 845, and being a part of Block E-1/7940 of Empire Central Addition, an addition to the City of Dallas, according to the plat recorded in Volume 34 at page 203 of the Map Records of Dallas County, Texas, and being more particularly described as follows:

BEGINNING, at a point in the Southwest line of Stemmons Freeway (Interstate Highway No. 35E), said point being the most Easterly corner of said Block E-1/7940, an X cut for corner;

THENCE, South 70 Degrees, 58 Minutes, 27 Seconds West, along the dividing line between said Block E-1/7940 and Block E-4/7940 of said Empire Central Addition, a distance of 306.84 feet, an iron rod found for corner;

THENCE, North 51 Degrees, 51 Minutes West, a distance of 470.05 feet to the most Southerly corner of a tract of land conveyed to J.L. Williams and Sanders H. Campbell by deed filed 9/20/65 in the Deed Records of Dallas County, Texas, an iron rod found for corner;

THENCE, North 70 Degrees, 58 Minutes, 27 Seconds East, along the South line of said Campbell tract, a distance of 568.9 feet to a point in said Southwest line of Stemmons Freeway, an iron rod found for corner;

THENCE, South 17 Degrees, 01 Minutes, 33 Seconds East, continuing along said Southwest line, a distance of 176.92 feet to the Place of Beginning.

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EXHIBIT “A” (CONTINUED)

Address: 7600 John Carpenter Freeway, Dallas TX 75247

BEING a part of Block E-3/7940 of EMPIRE CENTRAL ADDITION, an addition to the City of Dallas, Dallas County, Texas, recorded in Volume 34, Page 203 of the Map Records of Dallas County, Texas, and also being a part of that same tract of land described in deed to Cresticon, Inc., recorded in Volume 84149, Page 2888 of the Deed Records of Dallas County, Texas, and said easement being more particularly described as follows:

COMMENCING at the westernmost corner of a corner cut-off line at the present intersection of the northwest R.O.W. line of Mockingbird Lane (a 135' R.O.W.) with the northeast R.O.W. line of John W. Carpenter Freeway (State Highway 183- a variable width R.O.W.); THENCE North 51 Degrees, 51 Minutes, 00 Seconds West, 467.00 feet to a point; THENCE North 53 Degrees, 45 Minutes, 33 Seconds West, 300.17 feet to a point; THENCE North 51 Degrees, 51 Minutes, 00 Seconds West, 66.00 feet to the POINT OF BEGINNING:

THENCE North 38 Degrees, 09 Minutes, 00 Seconds West, 386.14 feet to a point for corner:

THENCE North 19 Degrees, 01 Minutes, 33 Seconds West, 83.88 feet to a point for corner in the south line of that same tract of land described in deed to J.L Williams, recorded in Volume 85089, Page 1248 of the Deed of Records of Dallas County, Texas;

THENCE South 70 Degrees, 58 Minutes, 27 Seconds West, 12.00 feet along the south line of said Williams property to a point for corner;

THENCE South 19 Degrees, 01 Minutes, 33 Seconds East, 77.35 feet to a point for corner;

THENCE South 38 Degrees, 09 Minutes, 00 Seconds East, 379.60 feet to a point for corner in the northeast line of John W. Carpenter Freeway;

THENCE South 51 Degrees, 51 Minutes, 00 Seconds East, 12.00 feet along the northeast line of John W. Carpenter Freeway to the point of beginning and containing 5561.81 square feet or 0.1277 acres of land.

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EXHIBIT “B”

Address: 1449 Inwood Road, Dallas, Texas 75247

Being a 1.704 acre tract of land situated in the H. Bennett Survey, Abstract Number 83, Dallas County, Texas, same being all of Lot 1, Block 7913, SPEED CAR WASH, an addition to the City of Dallas as recorded in Volume 86158, Page 2007, Map Records, Dallas County, Texas, and being further described as follows:

BEGINNING at an Aluminum Monument found for corner at the northerly end of a circular clip at the intersection of the southerly line of Irving Boulevard (130' R.O.W.) with the northwesterly line of Inwood Road (136' R.O.W.), said circular corner clip having a radius of 115.00 feet and a chord which bears South 29 Degrees, 48 Minutes, 34 Seconds East for 93.03 feet;

THENCE along said circular corner clip in a southeasterly direction, through a central angle of 47 Degrees 42 Minutes, 58 Seconds, for an arc distance of 95.77 feet to an Aluminum Monument found for corner at the end of said corner clip, same being in the northwesterly line of said Inwood Road;

THENCE South 26 Degrees, 33 Minutes, 30 Seconds West along said northwesterly line, for a distance of 154.39 feet to a 1/2" capped iron rod set for corner;

THENCE South 71 Degrees, 18 Minutes, 10 Seconds West departing said northwesterly line, for a distance of 176.70 feet to a 1/2" capped iron rod set for corner;

THENCE South 74 Degrees, 05 Minutes, 50 Seconds West for a distance of 116.74 feet to a 1/2" capped iron rod set for corner;

THENCE North 14 Degrees, 36 Minutes, 15 Seconds East for a distance of 343.12 feet to an "X" cut in concrete set for corner in the curving southerly line of aforementioned Irving Boulevard, same being the beginning of a curve to the right, having a radius of 1367.69 feet and a chord which bears South 83 Degrees, 30 Minutes, 15 Seconds East for 217.31 feet:

THENCE along said southerly line of Irving Boulevard, through a central angle of 09 Degrees, 06 Minutes, 48 Seconds, for an arc distance of 217.54 feet to the POINT OF BEGINNING, and containing 74,219 square feet or 1.704 acres of land, more or less.

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EXHIBIT “B” (CONTINUED)

Address: 7506 John Carpenter Freeway, Dallas, Texas 75247

BEING a tract of land out of the James McLaughlin Survey, Abstract No. 845, and being a park of Block E-3/7940 of Empire Central, as recorded in Volume 34, Page 203 of the Dallas County Plat Book Records, said tract of land being more particularly described as follows:

BEGINNING at a point in the Northeast line of John W. Carpenter (Empire) Freeway, said point being the most Southerly corner of Block E-3/7940;

THENCE, North 38 Degrees, 09 Minutes East, a distance of 169.6 feet to the most Easterly corner of Block E-3/7940;

THENCE, North 51 Degrees, 51 Minutes West, along Northeast line of Block E-3/7940, a distance of 152.91 feet to a point for corner;

THENCE, South 38 Degrees, 09 Minutes West, a distance of 374.7 feet to a point for a corner in the Northeast line of John W. Carpenter (Empire) Freeway;

THENCE, South 53 Degrees, 45 Minutes, 33 Seconds East, along Northeast line of John W. Carpenter (Empire) Freeway, a distance of 153.0 feet to the Place of Beginning.

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